EXHIBIT 3

ASSIGNMENT OF RIGHTS

     THIS ASSIGNMENT OF RIGHTS ("Assignment") is made as of this 19th day of June, 2001, by and among METROCALL, INC., a Delaware corporation ("Metrocall"), AT&T WIRELESS SERVICES, INC., a Delaware corporation ("Wireless"), and GLOBAL CARD HOLDINGS INC., a Delaware corporation ("Global Card").

     WHEREAS, Metrocall and Wireless entered into a Securities Exchange Agreement (the "Exchange Agreement") dated as of February 2, 2000, pursuant to which Wireless exchanged all of its shares of Metrocall Series C Convertible Preferred Stock for 13,250,000 shares of Metrocall common stock (the "Common Shares").

     WHEREAS, in connection therewith, Metrocall, Wireless and McCaw Communications Companies, Inc., a Delaware corporation, entered into an Amended and Restated Registration Rights Agreement dated March 17, 2000 which provided the terms and conditions pursuant to which Metrocall would register the Common Shares (the "Registration Rights Agreement").

     WHEREAS, Metrocall registered the Common Shares pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 13, 2000.

     WHEREAS, Wireless desires to transfer all of the Common Shares to Global Card and Global Card desires to accept the transfer of the Common Shares.

     WHEREAS, in connection with the transfer of the Common Shares to Global Card, Wireless desires to assign both the Exchange Agreement and the Registration Rights Agreement (collectively, the "Agreements") to Global Card, and Global Card desires to assume the Agreements from Wireless.

     AND, WHEREAS, the Exchange Agreement requires that written notice of any transfer of the Common Shares, along with an exclusive right to negotiate the purchase of the Common Shares, be given to Metrocall.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

     1. Wireless and Global Card represent and warrant that both Wireless and Global Card are wholly-owned subsidiaries of AT&T Corp.

     2. Metrocall hereby waives its right to written notice of the transfer of the Common Shares from Wireless to Global Card, and waives its exclusive right to negotiate the purchase of the Common Shares.

     3. Wireless hereby assigns and transfers to Global Card all rights and obligations of Wireless pursuant to the Agreements.

     4. Global Card hereby accepts the foregoing assignment of the Agreements. Global Card hereby assumes and agrees to observe, perform, fulfill and be bound by all terms, covenants, conditions and obligations required to be performed by Wireless under the Agreements.

     5. Global Card represents and warrants that it is acquiring the Common Shares without a present intention of resale or distribution in violation of the Securities Act of 1933, as amended (the "Securities Act"), and shall not sell or otherwise transfer the Common Shares except when such sale or transfer is made in compliance with the Securities Act and all applicable state laws.

     6. Metrocall hereby consents to the assignment of the Agreements from Wireless to Global Card.

     7. Metrocall covenants that it shall file a prospectus supplement to its Registration Statement on Form S-3 to reflect the new ownership of the Common Shares.

     8. This Assignment, which may be executed in counterparts, shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

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     9. Each party hereto shall do, execute, acknowledge and deliver such further acts, instruments or documentation as any of the parties hereto may reasonably request from time to time to better assure, transfer and confirm the rights and interests intended to be transferred hereunder.

     10. This Assignment shall be effective as of the date set forth in the first paragraph above.

     11. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date set forth in the first paragraph above.

                                               METROCALL, INC.

                                               By: /s/ Vincent D. Kelly

                                                   Vincent D. Kelly, Chief Financial Officer

                                                   and Executive Vice President

                                               AT&T WIRELESS SERVICES, INC.

                                               By: /s/ Timothy L. McLaughlin

                                                   Timothy L. McLaughlin, Vice President

                                               GLOBAL CARD HOLDINGS INC.

                                               By: /s/ Nicole Crighton

                                                   Nicole Crighton, Authorized Signatory